Exhibit 99.1

Core Resource Management Acquires Working Interests in Oklahoma Oil and Gas Properties in All Equity Deal

PHOENIX, AZ -- (Marketwired) -- 12/12/14 -- The Mission of Core Resource Management, Inc. (OTCQB: CRMI) ("Core" or the "Company") to acquire and manage proven-producing wells and assets has been advanced once again. Just after assisting Nitro Petroleum, Inc. (NTRO) with the filing of a preliminary information statement with the SEC regarding Core's pending acquisition of Nitro, James Clark and Phillip Nuciola III have announced the acquisition by Core of several property interests from White Stone Resources, LP (White Stone) and Royal Energy Resources, Inc. (Royal).  With the team of James Clark, CEO and Board Chairman Phillip Nuciola III, Core acquired the oil and gas assets of both White Stone and Royal in exchange for common stock equity of Core. The definitive Purchase and Sale Agreement was executed on December 12, 2014.

Both White Stone and Royal are private companies. They currently own and are selling to Core nearly $1,800,000 in PV10 PDP properties. White Stone and Royal's interests appear to be very synergistic to property interests already owned by Core. The properties are minority interests of others and are also in close proximity to the assets owned by Nitro. The new management team of Core and the board of directors feel strongly that the newest acquisitions, with the help of Core's capital formation abilities, will increase company value and monthly revenues.

Chief Executive Officer James Clark commented, "Our acquisitions receiving attention this week are important to the Company's continued growth and the advancement of Core's mission to acquire and manage proven-producing wells and assets. It will help grow our revenue base and scale us into a larger force in the domestic energy sector. The addition of these new assets to our balance sheet along with the compartmentalization of oil and gas expertise and our expertise in the capital markets of our team, puts us in a unique position for rapid expansion. We are pleased to welcome as stockholders the partners of White Stone and Royal. The synergies we can create as a larger company with key areas of expertise may allow for growth in stockholder value for all. With the market price of oil declining, it has produced value buying opportunities, and we feel Core can capitalize on this current market condition. By keeping a nimble business model we feel we will be able to create long term value for the shareholder in this unlikely time."

Core's Chairman of the Board, Phillip Nuciola III, said the investment bankers' response was pleasing, with expressions of interest well in excess of the amounts requested. He added, "This is a positive indication of how our lenders view the quality of our assets. Importantly, Core now has access to substantial institutional cash, undrawn debt and working capital to support our operations and fund further developmental plans and partner interests as part of our growth strategy. We believe that the opportunities created by our acquisitions will allow us to grow in a time where we may be seeing tremendous value in the marketplace."

The Final Definitive Purchase Sale Agreement and terms of the All-Equity deal has been executed by all parties on December 12 following the terms of the definitive LOI that was signed by all parties on November 19.

About the Company: Core Resource Management is a Phoenix-based oil & gas company engaged in the acquisition of existing oil & gas production in partnership with established oil & gas operators in Texas and the Southwest. The Company does not currently engage in direct exploration but will acquire positions of up to 50% in current oil & gas production from well-established operators, seeking from time to time, to sell a percentage of their existing production in order to recycle their capital into new leases and wells. Management believes it can maximize value for its shareholders while also negotiating fair and reasonable valuations for its drilling partners.

Forward Looking Statements: Statements which are not historical facts contained in this release are forward looking statements, such as "immediately accretive" that involve risks and uncertainties, including but not limited to, the effect of economic conditions, the impact of competition, the results of financing efforts, changes in consumers' preferences and trends. The words "estimate," "possible," and "seeking" and similar expressions identify forward-looking statements, which speak only to the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, because of new information, future events, or otherwise. Future events and actual results may differ materially from those set forth herein, contemplated by, or underlying the forward looking statements.

The information herein is subject to change without notice. Core Resource Management, Inc. shall not be liable for technical or editorial errors or omissions contained herein.

Contact:
Core Resource Management, Inc.
James D. Clark
jclark@coreresource.net
602 314 3230
3131 E Camelback Rd. Ste. 211
Phoenix, AZ 85016

Source: Core Resource Management, Inc.

Released December 12, 2014